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                                                                       EXHIBIT C

                              EMPLOYMENT AGREEMENT
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                               TABLE OF CONTENTS
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1.  Employment Period...........................................................................   1
2.  Terms of Employment.........................................................................   1
    (a)  Position and Duties....................................................................   1
    (b)  Compensation...........................................................................   2
         (i)     Base Salary....................................................................   2
         (ii)    Annual Bonus...................................................................   2
         (iii)   Incentive, Savings and Retirement Plans........................................   3
         (iv)    Welfare Benefit Plans..........................................................   3
         (v)     Expenses.......................................................................   3
         (vi)    Fringe Benefits and Perquisites................................................   3
         (vii)   Office and Support Staff.......................................................   3
         (viii)  Vacation.......................................................................   4
         (ix)    Stock Option Grants............................................................   4
         (x)     Restricted Stock and Other Equity-Based Grants.................................   4
         (xi)    Life Insurance.................................................................   4
3.  Termination of Employment...................................................................   5
    (a)  Death or Disability....................................................................   5
    (b)  Cause..................................................................................   5
    (c)  Good Reason; Window Period.............................................................   6
    (d)  Notice of Termination..................................................................   7
    (e)  Date of Termination....................................................................   7
4.  Obligations of the Company upon Termination.................................................   7
    (a)  Disability, Good Reason or During a Window Period; Other than for Cause................   7
    (b)  Death (except during a Window Period)..................................................  10
    (c)  Cause; Other than for Disability, Good Reason or During a Window Period................   7
5.  Non-exclusivity of Rights...................................................................  11
6.  Full Settlement; Resolution of Disputes.....................................................  11
7.  Certain Additional Payments by the Company..................................................  12
8.  Confidential Information....................................................................  15
9.  Change of Control...........................................................................  15
10. Covenant Not to Compete.....................................................................  19
11. Successors..................................................................................  20
12. Miscellaneous...............................................................................  21
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
                             EMPLOYMENT AGREEMENT

          This AGREEMENT (the "Agreement") by and between Edge Petroleum Corporation, a Delaware corporation (the "Company"), and John E. Calaway (the "Executive"), dated as of the 3rd day of March, 1997 and to be effective as of the Agreement Effective Date (as defined in Section 12(h) hereof).

          In entering into this Agreement, the Board of Directors of the Company (the "Board") desires to provide the Executive with substantial incentives to serve the Company as one of its senior executives performing at the highest level of leadership and stewardship, without distraction or concern over minimum compensation, benefits or tenure, to manage the Company's future growth and development, and maximize the returns to the Company's stockholders.

          NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

          1. Employment Period. As of the Agreement Effective Date (hereinafter defined), the Company hereby agrees to employ the Executive and the Executive hereby agrees to accept employment with the Company, in accordance with, and subject to, the terms and provisions of this Agreement, for the period (the "Employment Period") commencing on the Agreement Effective Date and ending on the fifth anniversary of the Agreement Effective Date; provided, on the second anniversary of the Agreement Effective Date and each anniversary of the Agreement Effective Date thereafter, the Employment Period shall automatically renew for an additional one year without any further action by either the Company or the Executive, it being the intention of the parties that there shall be continuously a remaining term of not less than three years' duration of the Employment Period until an event has occurred as described in, or one of the parties shall have made an appropriate election pursuant to, the provisions of
Section 3.

          2.  Terms of Employment.

          (a) Position and Duties.

          (i) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned on the Agreement Effective Date, which shall in any event include status as Chairman of the Board and Chief Executive Officer of the Company, and (B) the Executive's services shall be performed within the Houston, Texas metropolitan area.

          (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use

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       the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Agreement Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Agreement Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

          (b)  Compensation.

          (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary equal to the base salary in effect immediately prior to the Agreement Effective Date ("Annual Base Salary"), which shall be paid on a semimonthly basis. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term "Annual Base Salary," as utilized in this Agreement, shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" shall include, when used with reference to the Company, any company controlled by, controlling or under common control with the Company.

          (ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year or portion thereof during the Employment Period, an Annual Bonus (the "Annual Bonus"), in cash equal to the amount determined in the following table based on the Company's audited annual net cash flow increase relative to the audited net cash flow of the Company for the prior calendar year:



            Percent of Increase
          In Audited Net Cash Flow            Bonus Amount
          ------------------------            ------------
          Less than 15%                               0
          Greater than 15% and less than 25%     50,000
          Greater than 25%                      105,000


          (iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans that

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       are tax-qualified under Section 401(a) of the Internal Revenue Code of
       1986, as amended ("Code"), and all plans that are supplemental to any such tax-qualified plans, in each case to the extent that such plans are applicable generally to other executives of the Company and its affiliated companies, but in no event shall such plans provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities that are, in each case, less favorable to the Executive, in the aggregate, than the most favorable plans of the Company and its affiliated companies. As used in this Agreement, the term "most favorable" shall, when used with reference to any plans, practices, policies or programs of the Company and its affiliated companies, be deemed to refer to the plans, practices, policies or programs of the Company and its affiliated companies, as in effect at any time during the Employment Period and provided generally to other executives of the Company or its affiliated companies, which are most favorable to the Executive.

          (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company or its affiliated companies (including, without limitation, medical, prescription, dental, vision, disability, salary continuance, group life and supplemental group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company or its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable such plans, practices, policies and programs of the Company and its affiliated companies.

          (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies.

          (vi) Fringe Benefits and Perquisites. During the Employment Period, the Executive shall be entitled to fringe benefits and perquisites in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies applicable to similarly situated executives.

          (vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance to the extent needed to fulfill his corporate responsibilities, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the Employment Period.

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          (viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies.

          (ix) Stock Option Grants. Prior to or contemporaneously with the execution of this Agreement, Executive has been granted stock options on 133,645 shares of Company common stock, par value $.01 per share ("Common Stock"), at an exercise price equal to the IPO Price ("Initial Stock Option"). The Initial Stock Option has a term of 10 years and is exercisable in cumulative annual increments of one-fifth of the total number of shares subject to the option, beginning on the first anniversary of the Date of Grant. "IPO" shall mean the initial public offering of Common Stock pursuant to which the Company receives payment in cash for shares of its Common Stock that it sells pursuant to a registration statement on Form S-1 filed and declared effective under the Securities Act of 1933. "IPO Price" shall mean the per share price to the public for the Common Stock sold in the IPO, as set forth on the cover page of the final prospectus for the IPO.

          (x) Restricted Stock and Other Equity-Based Grants. Prior to or contemporaneously with the execution of this Agreement, Executive has been granted a restricted stock award of 66,823 shares of Company Common Stock that will vest ratably over five years, beginning with the first anniversary of the date of grant, and an additional 66,823 shares of Company Common Stock that will vest on the earlier to occur of 10 years from the date of grant or the achievement of certain performance goals ("Initial Restricted Stock Grant"). The tranche of Initial Restricted Stock Grant subject to performance goals will vest earlier than 10 years only if the average closing price per share of Common Stock for the month of December of any year, as compared with the month of January for the same year (the "Annual Growth"), has increased by 25% or more, then only 20% of the tranche will vest. If the Annual Growth for a particular year is not at least 25% and as a result none of the tranche vests for such a year (a "Nonachieving Year"), then a deficit equal to 25% less the Nonachieving Year Annual Growth shall exist. In the year subsequent to a Nonachieving Year, an additional 20% of the performance share tranche will vest if the Annual Growth for such subsequent year is at least 25% plus the deficit for the Nonachieving Year.

          (xi) Life Insurance. Within 60 days of the Agreement Effective Date, Executive shall be provided term life insurance coverage in an amount not less than $2,000,000 during the succeeding portion of the Employment Period; provided that such coverage can be purchased at standard rates within such 60 days of the Agreement Effective Date.

          3.  Termination of Employment.

          (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written

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notice in accordance with Section 11(d) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for either (i) 180 consecutive business days or (ii) in any two-year period 270 nonconsecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

          (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean for the Company's termination of the Executive's employment: (i) the Executive's final conviction of a felony crime that enriched the Executive at the expense of the Company; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company's obligations under this Agreement; (ii) a material breach by Executive of a material fiduciary duty owed to the Company; (iii) a material breach by Executive of any of the covenants made by him in Sections 8 and 10 hereof; (iv) the willful and gross neglect by Executive of the material duties specifically and expressly required by this Agreement; or (v) the Executive's continuing failure to substantially perform his duties and responsibilities hereunder (except by reason of the Executive's incapacity due to physical or mental illness or injury) for a period of 45 days after the Required Board Majority, as defined herein, has delivered to the Executive a written demand for substantial performance hereunder which specifically identifies the bases for the Required Board Majority's determination that the Executive has not substantially performed his duties and responsibilities hereunder (that period being the "Grace Period"); provided, that for purposes of this clause (v), the Company shall not have Cause to terminate the Executive's employment unless (A) at a meeting of the Board called and held following the Grace Period in the city in which the Company's principal executive offices are located, of which the Executive was given not less than 10 days' prior written notice and at which the Executive was afforded the opportunity to be represented by counsel, appear and be heard, the Required Board Majority shall adopt a written resolution which (1) sets forth the Required Board Majority's determination that the failure of the Executive to substantially perform his duties and responsibilities hereunder has (except by reason of his incapacity due to physical or mental illness or injury) continued past the Grace Period and (2) specifically identifies the bases for that determination, and (B) the Company, at the written direction of the Required Board Majority, shall deliver to the Executive a Notice of Termination for Cause to which a copy of that resolution, certified as being true and correct by the secretary or any assistant secretary of the Company, is attached. "Required Board Majority" means at any time a majority of the members of the Board at that time which includes at least a majority of the Directors, each of whom has not been an employee of the Company or any subsidiary of the Company.

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          (c) Good Reason; Window Period.  The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason, or during a Window Period by the Executive without any reason. For purposes of this Agreement, "Window Period" shall mean the 60-day period immediately following elapse of one year after any Change of Control as defined in Section 9 of this Agreement. For purposes of this Agreement, "Good Reason" shall mean:

              (i) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

              (ii) any material failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

              (iii) the Company's requiring the Executive to be based at any office outside the Houston metropolitan area;

              (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement;

              (v) any failure by the Company to comply with and satisfy the requirements of Section 11 of this Agreement, provided that (A) the successor described in Section 11(c) has received, at least 10 days prior to the Date of Termination (as defined in subparagraph (e) below), written notice from the Company or the Executive of the requirements of such provision and (B) such failure to be in compliance and satisfy the requirements of Section 11 shall continue as of the Date of Termination; or

              (vi) any failure to reelect Executive as a member of the Board and Chairman of the Board.

          (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason or without any reason during a Window Period, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(d) of this Agreement. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the

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Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          (e) Date of Termination. For purposes of this Agreement, the term "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive during a Window Period or for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

          4.  Obligations of the Company upon Termination.

          (a) Disability, Good Reason or During a Window Period; Other than for Cause or Death (except during a Window Period). If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause, including a termination by reason of Disability (but not by reason of death), or the Executive shall terminate employment for Good Reason or his employment shall be terminated during a Window Period by the Company for Cause, by the Executive without any reason, or by reason of death:

              (i) the Company shall pay or provide to or in respect of the Executive the following amounts and benefits:

                  A. in a lump sum in cash, within 10 days after the Date of
              Termination, an amount equal to the sum of (1) the Executive's Annual Base Salary through the Date of Termination, (2) any deferred compensation previously awarded to or earned by the Executive (together with any accrued interest or earnings thereon) and (3) any compensation for unused vacation time for which the Executive is eligible in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the "Accrued Obligation");

                  B. in a lump sum in cash, discounted at 6%, within 10 days after the Date of Termination, an amount equal to 125% of Annual Base Salary that would have been paid to the Executive pursuant to this Agreement for the period (the "Remaining Employment Period") beginning on the Date of Termination and ending on the latest possible date of termination of the Employment Period in accordance with the provisions of Section 1 hereof (the "Final Expiration Date") if the Executive's employment had not been terminated;

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                  C. continuation for the Remaining Employment Period of life insurance and medical benefits coverages, but with the Company's medical benefits coverages being secondary to any coverages provided by another employer;

                  D. effective as of the Date of Termination, (1) immediate
             vesting and exercisability of, and termination of any restrictions on sale or transfer (other than any such restriction arising by operation of law) with respect to, each and every stock option, restricted stock award, restricted stock unit award and other equity-based award and performance award (each, a "Compensatory Award") that is outstanding as of a time immediately prior to the Date of Termination except that the portion of any restricted stock award described in Section 2(b)(x) that would vest only by reason of a achievement of performance goals and not solely by reason of continued employment shall vest only if termination is by the Company without Cause or by Employee for Good Reason or in a Window Period and either (w) termination occurs in the first year of the Employment Period in which event the unvested portion shall be 100% vested, (x) termination occurs in the second year of the Employment Period in which event 80% of the unvested portion shall be vested,
             (y) termination occurs in the third year of the Employment Period in which event 60% of the unvested portion shall be vested or (z) termination occurs after the third year of the Employment Period and the performance goals have been met in each of the first three years of the Employment Period in which event all unvested shares shall be vested, (2) the extension of the term during which each and every Compensatory Award may be exercised by the Executive until the earlier of (x) the first anniversary of the Date of Termination or (y) the date upon which the right to exercise any Compensatory Award would have expired if the Executive had continued to be employed by the Company under the terms of this Agreement until the Final Expiration Date and (3) at the sole election of Executive, in exchange for any or all Compensatory Awards that are either denominated in or payable in Common Stock, an amount in cash equal to the excess of (x) the Highest Price Per Share (as defined below) over (y) the exercise or purchase price, if any, of such Compensatory Awards. As used herein, the term "Highest Price Per Share" shall mean the highest price per share that can be determined to have been paid or agreed to be paid for any share of Common Stock by a Covered Person (as defined below) at any time during the Employment Period or the six-month period immediately preceding the Agreement Effective Date. As used herein, the term "Covered Person" shall mean any Person other than an Exempt Person (in each case as defined in Section 9 hereof) who (I) is the Beneficial Owner (as defined in Section 9 hereof) of 10% or more of the outstanding shares of Common Stock or 10% or more of the combined voting power of the outstanding Voting Stock (as defined in Section 9 hereof) of the Company at any time during the Employment Period, (II) is a Person who has any material involvement in proposing or effectuating the Change of Control (as defined in Section 9 hereof) or (III) is an assignee of or has otherwise succeeded to any shares of Common Stock or Voting Stock of the Company which were at any time during

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              the Employment Period "beneficially owned" (as defined in Section
              9 hereof) by any Person identified in clause (I) or (II) of this definition, if such assignment or succession shall have occurred in the course of a privately negotiated transaction rather than an open market transaction. For purposes of determining whether a Person is a Covered Person, the number of shares of Common Stock or Voting Stock of the Company deemed to be outstanding shall include shares of which the Person is deemed the Beneficial Owner, but shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options. In determining the Highest Price Per Share, the price paid or agreed to be paid by a Covered Person will be appropriately adjusted to take into account (W) distributions paid or payable in stock, (X) subdivisions of outstanding stock, (Y) combinations of shares of stock into a smaller number of shares and (Z) similar events; and

                  E. as soon as practicable following the calendar year of the date of termination, an amount equal to the product of (x) the Annual Bonus that would have been paid to Executive with respect to the year of termination had the Date of Termination not occurred and (y) a fraction, the numerator of which is the number of days in the fiscal year through the Date of Termination and the denominator of which is 365;

              (ii) for the Remaining Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Sections 2(b)(iv) of this Agreement if the Executive's employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as "Welfare Benefit Continuation"). For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the Final Expiration Date and to have retired on such date.

              (b) Death (except during a Window Period). If the Executive's employment is terminated by reason of the Executive's death during the Employment Period and other than during a Window Period in which event the provisions of Section 4(a) shall govern, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than (i) the payment of Accrued Obligations (which shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination), (ii) the payment of an amount equal to the Annual Salary that would have been paid to the Executive pursuant to this Agreement for the period beginning on the Date of Termination and ending on the first anniversary thereof if the Executive's employment had not terminated by reason of death (which shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30

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days of the Date of Termination), (iii) during the period beginning on the Date of Termination and ending on the first anniversary thereof medical benefits coverage determined as if Executive's employment had not terminated by reason of death, (iv) as soon as practicable following the fiscal year in which death occurs, payment of an amount equal to the product of (x) the Annual Bonus that would have been paid to Executive with respect to the year of termination had the Date of Termination not occurred and (y) a fraction, the numerator of which is the number of days in the fiscal year through the Date of Termination and the denominator of which is 365 and (v) effective as of the Date of Termination, (A) immediate vesting and exercisability of, and termination of any restrictions on sale or transfer (other than any such restriction arising by operation of law) with respect to, each and every Compensatory Award outstanding as of a time immediately prior to the Date of Termination except the portion of any restricted stock award described in Section 2(b)(x) that would vest only by reason of achievement of performance goals and not by solely by reason of continued employment shall vest only if either (w) death occurs in the first year of the Employment Period in which event the unvested portion shall be 100% vested, (x) death occurs in the second year of the Employment Period in which event 80% of the unvested portion shall be vested, (y) death occurs in the third year of the Employment Period in which event 60% of the unvested portion shall be vested or (z) death occurs after the third year of the Employment Period and the performance goals have been met in each of the first three years of the Employment Period in which event all unvested shares shall be vested, (B) the extension of the term during which each and every Compensatory Award may be exercised or purchased by the Executive until the earlier of (1) the first anniversary of the Date of Termination or (2) the date upon which the right to exercise or purchase any Compensatory Award would have expired if the Executive had continued to be employed by the Company under the terms of this Agreement until the Final Expiration Date and (C) at the sole election of the Executive's legal representative, in exchange for any Compensatory Award that is either denominated in or payable in Common Stock, an amount in cash equal to the excess of (1) the Highest Price Per Share over (2) the exercise or purchase price, if any, of such Compensatory Award.

          (c) Cause; Other than for Disability, Good Reason or During a Window Period. If the Executive's employment shall be terminated for Cause during the Employment Period and other than during a Window Period, in which event the provisions of Section 4(a) shall govern, this Agreement shall terminate without further obligations to the Executive other than for Accrued Obligations. If the Executive terminates employment during the Employment Period, excluding a termination for any of Disability, Good Reason or without any reason during a Window Period, in which event the provisions of Section 4(a) shall govern, this Agreement shall terminate without further obligations to the Executive, other than for the payment of Accrued Obligations. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

          5. Non-exclusivity of Rights. Except as provided in Section 4 of this Agreement, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as such plan, policy, practice or program is superseded by this Agreement.

          6.  Full Settlement; Resolution of Disputes.

          (a) The Company's obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, mitigation or other claim, right or action which the Company may have against the Executive or others. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any such payment pursuant to this Agreement), plus in each case interest on any delayed payment at the annual percentage rate which is three percentage points above the interest rate shown as the Prime Rate in the Money Rates column in the then most recently published edition of The Wall Street Journal (Southwest Edition), or, if such rate is not then so published on at least a weekly basis, the interest rate announced by Chase Manhattan Bank (or its successor), from time to time, as its Base Rate (or prime lending rate), from the date those amounts were required to have been paid or reimbursed to the Employee until those amounts are finally and fully paid or reimbursed; provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law; provided, further, that if the Executive is not the prevailing party in any such contest, then he shall, upon the conclusion thereof, repay to the Company any amounts that were previously advanced pursuant to this sentence by the Company as payment of legal fees and expenses.

          (b) If there shall be any dispute between the Company and the Executive concerning (i) in the event of any termination of the Executive's employment by the Company, whether such termination was for Cause or Disability, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed or whether such termination occurred during a Window Period, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or Disability or that the determination by the Executive of the existence of Good Reason was not made in good faith or that the termination by the Executive did not occur during a Window Period, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 4(a) hereof as though such termination were by the Company without Cause or by the Executive with Good Reason or during a Window Period; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

          7.  Certain Additional Payments by the Company.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7 (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP (the "Accounting Firm"); provided, however, that the Accounting Firm shall not determine that no Excise Tax is payable by the Executive unless it delivers to the Executive a written opinion (the "Accounting Opinion") that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. In the event that by Deloitte & Touche LLP has served, at any time during the two years immediately preceding a Change in Control Date, as accountant or auditor for the individual, entity or group that is involved in effecting or has any material interest in the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations and perform the other functions specified in this Section 7 (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company, the Accounting Firm shall make all determinations required under this Section 7, shall provide to the Company and the Executive a written report setting forth such determinations, together with detailed supporting calculations, and, if the Accounting Firm determines that no Excise Tax is payable, shall deliver the Accounting Opinion to the Executive. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Subject to the remainder of this Section 7, any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the

Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in Section 7(c) that the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c) The Executive shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after the Executive actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of the Executive to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to the Executive under this Section 7 except to the extent that the Company is materially prejudiced in the defense of such claim as a direct result of such failure. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim;

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

          (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

          (iv) if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim, and may either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c) the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c) a determination is made that the Executive shall not be entitled to any refund with respect to such claim, and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          8. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (referred to herein as "Confidential Information"). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. Also, within 10 days of the termination of Executive's employment for any reason, Executive shall return to Company all documents and other tangible items of or containing Company information which are in Executive's possession, custody or control.

          9.  Change of Control.

          As used in this Agreement, the terms set forth below shall have the following respective meanings:

          "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.

          "Associate" shall mean, with reference to any Person, (a) any corporation, firm, partnership, association, unincorporated organization or other entity (other than the Company or a subsidiary of the Company) of which such Person is an officer or general partner (or officer or general partner of a general partner) or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

          "Beneficial Owner" shall mean, with reference to any securities, any Person if:

          (a) such Person or any of such Person's Affiliates and Associates, directly or indirectly, is the "beneficial owner" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement) such securities or otherwise has the right to vote or dispose of such securities, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this subsection (a) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (i) arises solely from a revocable proxy or consent given in response to a public (i.e., not including a solicitation exempted by Rule 14a-2(b)(2) of the General Rules and Regulations under the Exchange Act) proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act and (ii) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report);

          (b) such Person or any of such Person's Affiliates and Associates, directly or indirectly, has the right or obligation to acquire such securities (whether such right or obligation is exercisable or effective immediately or only after the passage of time or the occurrence of an event) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the

        Beneficial Owner of, or to "beneficially own," (i) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange or (ii) securities issuable upon exercise of Exempt Rights; or

          (c) such Person or any of such Person's Affiliates or Associates (i) has any agreement, arrangement or understanding (whether or not in writing) with any other Person (or any Affiliate or Associate thereof) that beneficially owns such securities for the purpose of acquiring, holding, voting (except as set forth in the proviso to subsection (a) of this definition) or disposing of such securities or (ii) is a member of a group (as that term is used in Rule 13d-5(b) of the General Rules and Regulations under the Exchange Act) that includes any other Person that beneficially owns such securities;

provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the Beneficial Owner of, or to "beneficially own," any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition. For purposes hereof, "voting" a security shall include voting, granting a proxy, consenting or making a request or demand relating to corporate action (including, without limitation, a demand for a stockholder list, to call a stockholder meeting or to inspect corporate books and records) or otherwise giving an authorization (within the meaning of Section 14(a) of the Exchange Act) in respect of such security.

          The terms "beneficially own" and "beneficially owning" shall have meanings that are correlative to this definition of the term "Beneficial Owner."

          "Change of Control" shall mean any of the following occurring on or after the Agreement Effective Date except that the transactions contemplated by the Combination Agreement dated as of December 3, 1996, by and among the Company, Edge Petroleum Corporation, a Texas corporation, Edge Mergeco, Inc., Gulfedge Limited Partnership, Edge Group II Limited Partnership and Edge Group Partnership shall not constitute a Change of Control:

          (a) any Person (other than an Exempt Person) shall become the Beneficial Owner of 40% or more of the shares of Common Stock then outstanding or 40% or more of the combined voting power of the Voting Stock of the Company then outstanding; provided, however, that no Change of Control shall be deemed to occur for purposes of this subsection (a) if such Person shall become a Beneficial Owner of 40% or more of the shares of Common Stock or 40% or more of the combined voting power of the Voting Stock of the Company solely as a result of (i) an Exempt Transaction or (ii) an acquisition by a Person pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this definition are satisfied;

          (b) individuals who, as of the Agreement Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Agreement Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided, further, that there shall be excluded, for this purpose, any such individual whose initial assumption of office occurs as a result of any actual or threatened election contest that is subject to the provisions of Rule 14a-11 under the Exchange Act;

          (c) approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 85% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding Voting Stock of such corporation beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding Common Stock,
       (ii) no Person (excluding any Exempt Person or any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 40% or more of the Common Stock then outstanding or 40% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding Voting Stock of such corporation and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or initial action by the Board providing for such reorganization, merger or consolidation; or

          (d) approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company unless such liquidation or dissolution is approved as part of a plan of liquidation and dissolution involving a sale or disposition of all or substantially all of the assets of the Company to a corporation with respect to which, following such sale or other disposition, all of the requirements of clauses (ii)(A),
       (B) and (C) of this subsection (d) are satisfied, or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which, following such sale or other disposition, (A) more than 85% of the then outstanding shares of common stock of such corporation and the combined voting power of the Voting Stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Common Stock, (B) no Person (excluding any Exempt Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 40% or more of the Common Stock then outstanding or 40% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding Voting Stock of such corporation and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or initial action of the Board providing for such sale or other disposition of assets of the Company.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Exempt Person" shall mean the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, and any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan.

          "Exempt Rights" shall mean any rights to purchase shares of Common Stock or other Voting Stock of the Company if at the time of the issuance thereof such rights are not separable from such Common Stock or other Voting Stock (i.e., are not transferable otherwise than in connection with a transfer of the underlying Common Stock or other Voting Stock) except upon the occurrence of a contingency, whether such rights exist as of the Agreement Effective Date or are thereafter issued by the Company as a dividend on shares of Common Stock or other Voting Securities or otherwise.

          "Exempt Transaction" shall mean an increase in the percentage of the outstanding shares of Common Stock or the percentage of the combined voting power of the outstanding Voting Stock of the Company beneficially owned by any Person solely as a result of a reduction in the number of shares of Common Stock then outstanding due to the repurchase of Common Stock or Voting Stock by the Company, unless and until such time as (a) such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or additional Voting Stock representing 1% or more of the combined voting power of the then outstanding Voting Stock, or (b) any other Person (or Persons) who is (or collectively are) the Beneficial Owner of shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or Voting Stock representing 1% or more of the combined voting power of the then outstanding Voting Stock shall become an Affiliate or Associate of such Person.

          "Person" shall mean any individual, firm, corporation, partnership, association, trust, unincorporated organization or other entity.

          "Voting Stock" shall mean, with respect to a corporation, all securities of such corporation of any class or series that are entitled to vote generally in the election of directors of such corporation (excluding any class or series that would be entitled so to vote by reason of the occurrence of any contingency, so long as such continency has not occurred).

          10.   Covenant Not to Compete.

          (a) Executive recognizes that in each of the highly competitive businesses in which the Company is engaged, personal contact is of primary importance in securing new customers and in retaining the accounts and goodwill of present customers and protecting the business of the Company. The Executive, therefore, agrees that during the Employment Period and, if the Date of Termination occurs by reason of the Executive terminating his employment for reasons other than Disability or Good Reason and other than during a Window Period, for a period of two years after the Date of Termination, he will not, either within 100 miles of any geographic location with respect to which he has devoted substantial attention to the material business interests of the Company (other than the Company's home office) or any of its affiliated companies or with respect to any immediate geologic trends in which the Company or any of its affiliated companies is active as of the Date of Termination without regard, in either case, to whether the Executive has worked at such location (the "Relevant Geographic Area"), with respect to only the Relevant Geographic Area, (i) accept employment or render service to any person that is engaged in a business directly competitive with the business then engaged in by the Company or any of its affiliated companies or (ii) enter into or take part in or lend his name, counsel or assistance to any business, either as proprietor, principal, investor, partner, director, officer, executive, consultant, advisor, agent, independent contractor, or in any other capacity whatsoever, for any purpose that would be competitive with the business of the Company or any of its affiliated companies (all of the foregoing activities are collectively referred to as the "Prohibited Activity").

          (b) In addition to all other remedies at law or in equity which the Company may have for breach of a provision of this Section 10 by the Executive, it is agreed that in the event of any breach or attempted or threatened breach of any such provision, the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate or (iii) posting any bond with respect thereto) against the Executive prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach. If the provisions of this Section 10 should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, the Executive and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law.

          (c) The covenants of the Executive set forth in this Section 10 are independent of and severable from every other provision of this Agreement; and the breach of any other provision of this Agreement by the Company or the breach by the Company of any other agreement between the Company and the Executive shall not affect the validity of the provisions of this Section 10 or constitute a defense of the Executive in any suit or action brought by the Company to enforce any of the provisions of this Section 10 or seek any relief for the breach thereof by Executive.

          (d) The Executive acknowledges, agrees and stipulates that: (i) the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this
Section 10 are ancillary or a part of as contemplated by Tex. Bus. & Com. Code Ann. (S)(S) 15.50-15.52; (ii) the consideration provided by the Company under this Agreement is not illusory; and (iii) the consideration given by the Company under this Agreement, including, without limitation, the provision by the Company of Confidential Information to the Executive as contemplated by Section 8, gives rise to the Company's interest in restraining and prohibiting the Executive from engaging in the Prohibited Activity within the Relevant Geographic Area as provided under this Section 10, and the Executive's covenant not to engage in the Prohibited Activity within the Relevant Geographic Area pursuant to this Section 10 is designed to enforce the Executive's consideration (or return promises), including, without limitation, the Executive's promise to not disclose Confidential Information under this Agreement.

          11. Successors.

          (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs, executors and other legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and may only be assigned to a successor described in Section 11(c).

          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          12.   Miscellaneous.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws that would require the application of the laws of any other state or jurisdiction.

          (b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          (c) This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and heirs, executors and other legal representatives.

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

          (d) All notices and other communications hereunder shall be in writing and shall be given, if by the Executive to the Company, by telecopy or facsimile transmission at the telecommunications number set forth below and, if by either the Company or the Executive, either by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:
          -------------------

          John E. Calaway
          Texaco Heritage Plaza
          1111 Bagby, Suite 2100
          Houston, Texas  77002

          If to the Company:
          -----------------

          Edge Petroleum Corporation
          Texaco Heritage Plaza
          1111 Bagby, Suite 2100
          Houston, Texas  77002
          Telecommunications Number:  (713) 654-8960
          Attention:  Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (e) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (f) The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (g) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason or during a Window Period pursuant to Section 3(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (h) This agreement contains the complete and total understanding of the parties concerning the subject matter hereof and expressly supersedes any previous agreement between the parties relating to the subject matter hereof as well as any agreement between Executive and Edge Petroleum Corporation, a Texas corporation.

          (i) This Agreement shall become effective as of the date on which the Company first receives payment for shares of its Common Stock that it sells pursuant to a registration statement filed under the Securities Act of 1933 (the "Agreement Effective Date").

          IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                 EDGE PETROLEUM CORPORATION



                                 By:/s/ James D. Calaway
                                    ---------------------------------
                                       James D. Calaway
                                       President


                                 /s/ John E. Calaway
                                 ------------------------------------
                                 John E. Calaway


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